MINTZ LEVIN Jeffrey P. Schultz | 212 692 6732 | jpschutlz@mintz.com	Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

February 6, 2008

BBV Vietnam S.E.A. Acquisition Corp.
61 Hue Lane
Hai Ba Trung District
Hanoi, Vietnam

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by BBV Vietnam S.E.A. Acquisition Corp. (the “Company”), a Marshall Islands corporation, under the Securities Act of 1933, as amended (the “Act”), covering (i) 4,500,000 Units, with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and warrants to purchase one share of the Company’s Common Stock (the “Warrants”) (ii) up to 675,000 Units (the “Over-Allotment Units”) that the underwriters for whom Ladenburg Thalmann & Co. Inc. and Chardan Capital Markets, LLC are acting as representatives (collectively, the “Underwriters”), will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units and (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the Warrant Agreement is governed by New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any other law other than the law of the State of New York, In particular, we do not purport to pass any matter governed by the laws of the Republic of the Marshall Islands.

Based upon and subject to the foregoing, we are of the opinion that:

Each of the Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

Mintz Levin Cohn Ferris
Glovsky and Popeo, P.C.